Exhibit 99.1

Ur-Energy Reports Year-End 2025 Results

and Announces Conference Call and Webcast

Casper, Wyoming / ACCESS Newswire / March 10, 2026 / Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company”  or “Ur-Energy”), a U.S. producer of uranium, has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, for the year ended December 31, 2025, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR+ at www.sedarplus.ca. These filings may also be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the Consolidated Financial Statements, free of charge, upon request from the Company.

Year-End 2025 Highlights

Lost Creek Ramp-up Continues

◾	Pounds of U3O8 drummed increased by 161,231 pounds, or 65%, during 2025 as compared to 2024, for a total of 410,440 pounds. We ended 2025 with a total of 406,089 pounds of U3O8 in inventory compared to 335,327 pounds at year-end 2024.

◾	Wellfield and plant operations at Lost Creek continued to improve in 2025, with pounds of U3O8 captured increasing by 105,147 pounds, or 40%, over 2024. We added four header houses in Mine Unit 2 in 2025 and increased average flow rates by 890 gallons per minute, or 69%. In 2026, we are continuing our focus on plant optimization and improving flow rates.

◾	The 2025 average price per produced pound of U3O8 sold was $63.20 and the average cash cost per produced pound sold was $42.89.

Shirley Basin - Significant Progress Towards Commissioning

◾	Shirley Basin wellfield development and plant construction advanced significantly, with all ion exchange columns installed. We have pilot drilled 469 wells in Mine Unit 1 through February 2026, supported by eight active drill rigs. The project is fully staffed.

◾	Pending approvals from the Wyoming Department of Environmental Quality (“WDEQ”), Header House 1-1 is ready to be brought online to commence initial injection in and recovery from the wellfield. Development of additional header houses is ongoing, positioning the project for production operations and phased production growth.

Workforce Expansion to Support Production Growth

The total number of our full-time employees grew to 157 at year-end 2025, up from 101 in 2024, representing a 55% year-over-year increase as the Company added talented team members to support Shirley Basin and our other projects. This growth strengthened our excellent operations, technical, and corporate teams, positioning the Company for commissioning activities, production growth, and additional exploration in 2026.

Financial Strength

◾	As of December 31, 2025, we had cash and cash equivalents of $123.9 million, an increase of approximately $47.8 million from the $76.1 million balance on December 31, 2024. Our cash position as of March 4, 2026, was $115.3 million.

◾	Our production increases from 2024 to 2025 led to lower cash and non-cash costs per pound of U3O8 sold (exclusive of taxes), higher U3O8 profit per pound sold, and higher U3O8 profit margin.

◾	In December 2025, the Company closed an offering of $120 million aggregate principal amount of its 4.75% Convertible Senior Notes due 2031 in a private placement, which included the exercise in full by the initial purchasers of their option to purchase an additional $20 million of notes.

◾	In February 2026, 24,684,999 warrants were exercised for 12,342,499 whole common shares of the Company at an exercise price of $1.50 per share for proceeds of $18.5 million. The proceeds will be received in March. Including warrants that were exercised in January 2026, proceeds from warrants exercised in 2026 total $28.7 million. All but an insignificant number of warrants were exercised before the warrants expired in February.

Growing Uranium Resource Base

◾	As detailed in the updated S-K 1300 Technical Report Summary for the Lost Creek Property (the “Lost Creek Report”), dated March 9, 2026, that was filed as an exhibit to our Form 10-K, ongoing delineation drilling has resulted in an increase in our estimated uranium mineral resources. See our separate press release on the Lost Creek Report issued today.

◾	Our combined estimated mineral resources for Lost Creek and Shirley Basin are 21.0 million pounds in the Measured and Indicated categories, and 10.4 million pounds in the Inferred category at December 31, 2025. The estimated mine life at Lost Creek through final wellfield production (but excluding additional restoration) has been extended by nearly three years, with the potential for additional cash flow and long-term growth. See our separate press release on the Lost Creek Report issued today.

Exploration Programs Continue to Advance

◾	Lost Soldier Project: Aquifer test wells were installed at our Lost Soldier Project in 2025, with hydrogeologic testing planned to begin in March 2026, to be followed by baseline environmental studies. Work on a technical report is also underway to establish a mineral resource estimate through detailed roll-front mapping. Located approximately 17 miles from Lost Creek, Lost Soldier offers possible satellite development and infrastructure synergies.

◾	North Hadsell Exploration: 32 of the planned 50 drill holes have been completed, returning significant mineralization, including 13 intercepts exceeding 0.20 grade-thickness (“GT”), which is the cut-off GT the Company uses at Lost Creek to evaluate economic mineral resources. Stacked roll-front horizons with grades and thicknesses comparable to Lost Creek indicate potential for ISR development at a meaningful scale.

◾	Potential Growth Near Lost Creek: Drilling is expected to shift from our North Hadsell Project to our LC South Project in summer 2026 with a planned 120-hole program, reinforcing long-term growth optionality in the Great Divide Basin.

Ur-Energy President and CEO Matt Gili commented: “2025 reflected strong execution across our operating and development portfolio. At Lost Creek, we delivered meaningful year-over-year improvements in production, throughput, and operating performance while continuing to expand our resources and extend mine life. At the same time, we advanced Shirley Basin toward commissioning, with significant construction complete, drilling well advanced, and a talented team in place. With two ISR platforms, a growing resource base at Lost Creek, and a robust exploration pipeline in the Great Divide Basin, we are well positioned to drive production growth and long-term value in 2026 and beyond.”

Year-end 2025 Conference Call and Webcast: 3:00 PM Eastern, 1:00 PM Mountain on March 11, 2026

Audience Webcast URL: https://www.webcaster5.com/Webcast/Page/2307/53689

To Join the Conference Call by Phone: Toll Free: 888-506-0062 International: 973-528-0011 Participant Access Code:110618	Conference Call Replay: Toll Free: 877-481-4010 International: 919-882-2331 Replay Passcode: 53689

U3O8 Product Sales, Costs, and Profit (Loss)1

The following table provides information on our U3O8 product profit and loss.

U3O8 Product Profit (Loss)	Unit	2024	2025

U3O8 Product Sales
Produced	$000	16,646	20,856
Non-produced	$000	16,500	6,323
	$000	33,146	27,179

U3O8 Product Costs
Produced	$000	13,914	17,365
Non-produced	$000	22,760	7,065
	$000	36,674	24,430

U3O8 Product Profit (Loss)
Produced	$000	2,732	3,491
Non-produced	$000	(6,260)	(742)

	$000	(3,528)	2,749

U3O8 Pounds Sold
Produced	lb	270,000	330,000
Non-produced	lb	300,000	110,000
	lb	570,000	440,000

U3O8 Price per Pound Sold
Produced	$/lb	61.65	63.20
Non-produced	$/lb	55.00	57.48
	$/lb	58.15	61.77

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	1.06	3.43
Cash costs	$/lb	40.40	39.46
Non-cash costs	$/lb	10.07	9.73
Produced	$/lb	51.53	52.62
Non-produced	$/lb	75.87	64.23
	$/lb	64.34	55.52

U3O8 Profit (Loss) per Pound Sold
Cash costs	$/lb	21.25	23.74
Less ad valorem and severance taxes	$/lb	(1.06)	(3.43)
Less non-cash costs	$/lb	(10.07)	(9.73)
Produced	$/lb	10.12	10.58
Non-produced	$/lb	(20.87)	(6.75)
	$/lb	(6.19)	6.25

U3O8 Profit (Loss) Margin
Cash costs	%	34.5	37.6
Less ad valorem and severance taxes	%	(1.7)	(5.4)
Less non-cash costs	%	(16.4)	(15.5)
Produced	%	16.4	16.7
Non-produced	%	(37.9)	(11.7)
	%	(10.6)	10.1

1 This table includes measures specific to U3O8 product sales, product costs, product profits, pounds sold, price per pound sold, cost per pound sold, and profit (loss) per pound sold that do not have standardized meanings within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

U3O8 Production and Ending Inventory

The following table provides information on our production of U3O8 pounds.

U3O8 Production	Unit	2024	2025

Pounds captured	lb	265,746	370,893
Pounds drummed in	lb	249,209	410,440
Pounds shipped	lb	239,849	420,144
Non-produced pounds acquired	lb	550,000	100,000

The following table provides information on our ending inventory of U3O8 pounds.

U3O8 Ending Inventory	Unit	2024	2025

Pounds
In-process inventory	lb	39,169	17,203
Plant inventory	lb	33,919	24,295
Conversion inventory - produced	lb	12,239	124,591
Conversion inventory - non-produced	lb	250,000	240,000
	lb	335,327	406,089

Value
In-process inventory	$000	42	201
Plant inventory	$000	1,840	1,097
Conversion inventory - produced	$000	704	5,776
Conversion inventory - non-produced	$000	18,158	17,217
	$000	20,744	24,291

Cost per Pound
In-process inventory	$/lb	1.07	11.68

Plant inventory	$/lb	54.25	45.15

Conversion inventory:
Ad valorem and severance tax	$/lb	1.57	3.89
Cash cost	$/lb	46.83	31.89
Non-cash cost	$/lb	9.12	10.58
Conversion inventory - produced	$/lb	57.52	46.36
Conversion inventory - non-produced	$/lb	72.63	71.74
	$/lb	71.93	63.07

Year Ended December 31, 2025, Compared to Year Ended December 31, 2024

The following table summarizes the results of our operations for the years ended December 31, 2025, and 2024:

(expressed in thousands of U.S. dollars, except per share and non-GAAP per pound data)

Results of Operations	Year Ended
(expressed in thousands of U.S. dollars,	December 31,
except per share and non-GAAP per pound data)	2025	2024	Change

Sales	27,207	33,706	(6,499)
Cost of sales	(27,133)	(42,679)	15,546
Gross profit (loss)	74	(8,973)	9,047

Operating costs	(69,454)	(54,116)	(15,338)
Operating profit (loss)	(69,380)	(63,089)	(6,291)

Interest income	2,407	3,677	(1,270)
Interest expense	(1,947)	(336)	(1,611)
Mark to market gain (loss)	(6,124)	6,444	(12,568)
Foreign exchange gain (loss)	(26)	80	(106)
Other income (loss)	172	35	137
Net income (loss)	(74,898)	(53,189)	(21,709)

Foreign currency translation adjustment	(145)	471	(616)
Comprehensive income (loss)	(75,043)	(52,718)	(22,325)

Earnings (loss) per common share:
Basic	(0.20)	(0.17)	(0.03)
Diluted	(0.20)	(0.17)	(0.03)

U3O8 pounds sold	440,000	570,000	(130,000)

U3O8 price per pound sold	61.77	58.15	3.62

U3O8 cost per pound sold	55.52	64.34	(8.82)

U3O8 profit (loss) per pound sold	6.25	(6.19)	12.44

Lost Creek ISR Project – Great Divide Basin, Wyoming

Focus on Operational Execution

During 2025, Ur-Energy advanced wellfield development and brought four additional header houses online at Lost Creek. The Company drummed 410,440 pounds of U₃O₈ in 2025, up from 249,209 pounds in 2024, and shipped 420,144 pounds, reflecting improved throughput and operating execution.

The Company continues to make progress proactively identifying and addressing operational challenges while advancing detailed engineering solutions to improve flow and plant performance.

In 2026, operational priorities remain focused on continued ramp-up, plant optimization, and sustained production rate increases. Several new header houses are expected to be brought online in MU1 Phase 2 during the first half of the year, with the first commissioned in February. Planned investments, including commencement of construction of a wastewater treatment facility, are expected to facilitate increased overall plant throughput over time.

Lost Creek is fully staffed, with ongoing emphasis on retention and training to support continued operational improvement and efficiency. With 15 active drill rigs, drilling and wellfield development remain on schedule, positioning the operation to continue increasing production.

Drilling at Lost Creek continues to demonstrate consistent success in expanding estimated mineral resources and extending mine life.  As detailed in the Lost Creek Report, the mineral resource estimates for the Property reflect 11.9 million pounds in the Measured and Indicated categories, and 10.4 million pounds in the Inferred category. The estimated mine life through final wellfield production (but excluding additional restoration) has been extended by nearly three years, with the potential for additional cash flow and long-term growth. Historically, each phase of drilling has supported the addition of estimated mineral resources. Notably, only a relatively small portion of the Lost Creek Property has been drilled to date, underscoring the scale and growth potential of the asset base and supporting a potential longer-term production outlook.

Shirley Basin ISR Project, Shirley Basin, Wyoming

Significant Progress Towards Commissioning

During 2025, we made significant progress on wellfield development and initiated construction of the plant facility at Shirley Basin. Construction of the plant building is well advanced, with all ion exchange columns installed and key tanks set. Remaining interior construction, commissioning of production circuits, and construction of phase two infrastructure are expected to progress through 2026, followed by the ramp-up of operations.

Pending approvals from the WDEQ, Header House 1-1 is ready to be brought online to commence injection in and recovery from the wellfield. Development of additional header houses in Mine Unit 1 is ongoing, positioning the project for production operations and phased production growth as commissioning progresses.

The wellfield data package for Mine Unit 1 is currently under review by the WDEQ, which also began its pre-operational inspection in late February 2026. Additional site visits are expected as the inspection process continues. Following completion of the inspection and regulatory review, we expect approval to begin recovery from the wellfield and collection of uranium onto resin in the plant.

Drilling activity continues at a strong pace. Through February 2026, the Company has pilot drilled 469 injection and production wells in Mine Unit 1, currently supported by eight active drill rigs. With delineation drilling completed historically, activity is focused on efficient development and construction to support near-term production.

Shirley Basin has a licensed wellfield capacity of one million pounds of U₃O₈ per year. Total annual production from wellfield recovery and toll processing is permitted at up to two million pounds U₃O₈ equivalent. Shirley Basin is designed as a satellite operation, with loaded resin to be transported to Lost Creek for processing. We expect to be able to commence transporting loaded resin to Lost Creek for processing, drying, and drumming in summer 2026, subject to the receipt of additional regulatory approvals.

Staffing at Shirley Basin is substantially complete, with a focus on training and operational readiness. Leveraging Ur-Energy’s operating experience at Lost Creek, the Company expects a disciplined ramp-up as Shirley Basin transitions into production, providing a second U.S. ISR production platform and meaningful growth in overall uranium output.

Expanded Exploration Programs to Advance the Development Pipeline

Lost Soldier Project

In 2025, the Company renewed exploration in Wyoming’s Great Divide Basin, advancing the Lost Soldier Project with the installation of aquifer test wells to support ISR evaluation. Aquifer testing is scheduled to begin in March 2026, followed by baseline environmental studies to support potential permitting. Located approximately 17 miles from the Lost Creek plant, Lost Soldier offers possible satellite development optionality by leveraging existing infrastructure. Work is also underway on a technical report for the project.

North Hadsell and LC South Exploration

Drilling at the North Hadsell Project in the Great Divide Basin continues to deliver encouraging early results from the ongoing 50-hole program. Through February 2026, we have drilled 32 wide-spaced holes at North Hadsell totaling 32,965 feet, including seven holes intersecting significant uranium mineralization with 13 intercepts exceeding 0.20 GT. These grades and thicknesses closely resemble the mineralization at Lost Creek, where the Company applies a 0.20 GT cut-off in evaluating economic mineral resources.

Results also suggest the presence of multiple stacked roll-front horizons comparable to those at the Company’s producing Lost Creek ISR mine, supporting ISR recovery potential. Two of the most compelling holes, located approximately 1.5 miles apart at similar depths, indicate meaningful potential scale to the mineralized system and reinforce North Hadsell’s potential as a future development opportunity.

Drilling is expected to transition from North Hadsell to the LC South Project in summer 2026, where a larger 120-hole program is planned, reinforcing the Company’s longer-term growth pipeline near Lost Creek.

NOTE: The independent Technical Report for the Lost Creek Property has been prepared for the Company under the supervision of Western Water Consultants, Inc., d/b/a WWC Engineering (“WWC”), in accordance with Canadian National Instrument 43-101, “Standards of Disclosure for Mineral Projects” (NI 43-101) and the Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K (S-K 1300). The effective date of the report is December 31, 2025.

The Lost Creek Report is an exhibit to the Company’s Annual Report on Form 10-K (see above). It can also be found on SEDAR+ at www.sedarplus.ca and may also be accessed on the Company’s website at www.ur-energy.com.

Qualified Persons at WWC have reviewed and approved the technical disclosure contained in this news release.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in situ recovery uranium facility in south-central Wyoming. We have produced nearly 3.5 million pounds of U3O8 from Lost Creek since the commencement of operations. Development and construction activities at the Shirley Basin Project, the Company's second in situ recovery uranium facility in Wyoming, are well advanced. Ur-Energy is engaged in uranium recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur-Energy's common shares is on the NYSE American under the symbol “URG.” Ur-Energy's common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy's corporate headquarters is in Casper, Wyoming and its registered office is in Ottawa, Ontario.

Contact Information

Valerie Kimball

IR Director

valerie.kimball@ur-energy.com

720-460-8534

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability at Lost Creek to timely construct a wastewater treatment facility, further increase flow rates, fully optimize operations, further increase production, profit per pound sold or profit margin, develop estimated mineral resources, extend the mine life, or realize additional cash flow; whether for Shirley Basin we will receive pending or outstanding regulatory approvals, commence initial injection in and recovery from the wellfield, complete construction and commissioning, commence full production operations, or ramp-up and grow production; our ability at Lost Soldier to complete aquifer testing, baseline environmental studies, or a new technical report; whether for any of our exploration programs, including North Hadsell, the drilling programs will continue, further work will support preliminary interpretations, the resource potential will be adequate for ISR mining, or the projects will be scalable or allow us to leverage existing infrastructure or operating expertise; and whether we will be able to timely and adequately train and retain our new employees), and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might,” “will be taken,” “occur,” “be achieved,” “position us,” “suggest,” “indicate” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.